EMPLOYMENT TERMINATION AGREEMENT

     THIS EMPLOYMENT TERMINATION AGREEMENT (this Agreement ) dated September 4, 1997 between ALAN D. MILLER, currently residing at 135 Wyckliffe Place, St. Louis, Missouri 63141 ( Employee ), and EDISON BROTHERS STORES, INC., a Delaware corporation (the Company ).

                            RECITALS

     WHEREAS, in November 1995, the Company, along with 65 of its affiliates (collectively the Debtors ), filed a petition under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code ) in the United States Bankruptcy Court in Delaware (Case No. 95-1354 (PJW)) (the Chapter 11 Case ) and has since been operating its business as a debtor-in-possession; and
     WHEREAS, Employee has been serving as Chairman of the Board, President and Chief Executive Officer of the Company since April, 1995 and is currently serving in such capacity; and
     WHEREAS, during his tenure with the Company, Employee's service and leadership have been critical in significantly increasing the value of the Company and successfully guiding the Company through the Chapter 11 Case and its reorganization; and
     WHEREAS, on June 30, 1997, the Debtors filed with the Bankruptcy Court their Amended Joint Plan of Reorganization (as said Plan may be amended or modified, the Plan of Reorganization ) and expect to emerge from Chapter 11 in September, 1997; and
     WHEREAS, the statutory creditors committee appointed in the Chapter 11 Case has expressed its desire that the Company recruit a new Chief Executive Officer for the Company but has requested that Employee remain in his current positions with the Company through the Company's emergence from Chapter 11 and until the commencement of employment of a new Chief Executive Officer in order to ensure an orderly management transition, and Employee has agreed to so remain, all on the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                           AGREEMENT

     1. Resignation. Employee shall resign as Chairman of the Board, a member of the Board of Directors, President and Chief Executive Officer of the Company effective upon the commencement of employment of the successor Chief Executive Officer of the Company (the Termination Date ).
     2. Payments and Benefits. Employee shall be entitled to receive the following payments and benefits:

               (a)  On the Termination Date the Company shall pay     or
cause to be paid to Employee (i) the full base salary earned by Employee through the Termination Date and unpaid at the Termination Date, plus (ii) credit for any vacation earned by Employee but not taken prior to the Termination Date, plus (iii) any monies owing to Employee in reimbursement for travel or other business expenses incurred by Employee in the performance of his duties prior to the Termination Date, plus (iv) any other amounts earned by or owing to Employee and unpaid as of the Termination Date.

               (b) On the Termination Date the Company shall pay or cause to be paid to Employee a lump sum cash amount of $1,575,000, representing Employee's current annual salary, which the parties acknowledge and agree is Five Hundred Twenty-Five Thousand Dollars ($525,000.00), multiplied by three (3).

               (c) On the Termination Date the Company shall pay or cause to be paid to Employee a lump sum cash amount equal to Seven Hundred Eighty-Seven Thousand Five Hundred Dollars ($787,500.00), which represents an aggregate amount equal to Employee's target bonus under the Company's EBITDA Bonus Plan of Two Hundred Sixty-Two Thousand Five Hundred Dollars ($262,500.00) for each of fiscal years 1997, 1998 and 1999.

               (d) On the Effective Date of the Plan of Reorganization as that term is defined therein (the Effective Date ) the Company shall pay or cause to be paid to Employee a lump sum cash bonus equal to One Million Five Hundred Thousand Dollars ($1,500,000.00)
     (representing a  performance bonus ).

               (e) On September 17, 1997 the Company shall pay or cause to be paid to Employee a lump sum cash amount equal to Eighty-Seven Thousand Five Hundred Dollars ($87,500.00) (representing the amount to be paid to Employee on that date pursuant to Section 3.D of the Amended and Restated Employment Agreement, dated June 21, 1996, between the Company and Employee).

               (f) The Company acknowledges and agrees that options for 50,000 shares of New Common Stock (as such term is defined in the Plan of Reorganization) (the Common Stock ) were to have been granted to Employee pursuant to the Company's 1997 Stock Option Plan. The said stock options shall not be issued to Employee but instead shall be reallocated by the Board of Directors of the Company, or any authorized compensation committee or compensation subcommittee thereof, to other employees of the Company as such Board or authorized compensation committee or compensation subcommittee shall determine in its absolute discretion. The Company shall grant to Employee, as of the Effective Date, 75,000 shares of Common Stock, which shares shall be restricted as to transferability (except in the event of Employee's death) until the latter of the Effective Date or the Termination Date. In addition, on the Termination Date the Company shall pay or cause to be paid to Employee a lump sum cash payment in such amount as is necessary (after taking into account all federal, state and local income taxes payable by Employee as a result of the receipt of such sum) to place Employee in the same after-tax position he would have been in if no federal, state or local income taxes were payable by Employee in respect of the vesting of such shares. The Company has caused the aggregate number of shares of Common Stock authorized for issuance to Management pursuant to Section 9.8 of the Plan of Reorganization to be increased from 200,000 shares to 225,000 shares in order to fulfill the Company's obligations pursuant to this Section 2(f).

           (g) The Company shall maintain in full force and effect for Employee's continued benefit, for a period of three years from the Termination Date, all life insurance, medical, dental, and disability plans, programs or arrangements in which Employee was entitled to participate immediately prior to the Termination Date, provided that Employee's continued participation is possible under the terms and provisions of such plans, programs or arrangements. In the event that Employee's participation in any such plan, program or arrangement is barred by the terms thereof or is otherwise prevented, the Company shall arrange to provide Employee with benefits substantially similar to those which Employee would otherwise be entitled to receive under such plans, programs or arrangements. Any continuation of benefits under this Section 2(g) shall not be counted towards the benefits extension period mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(i) On the Termination Date the Company shall pay or cause to be paid to Employee all benefits to which Employee would be entitled under the Company's Pension and Pension Restoration Plans as if his employment had continued until January 1, 1998, including 100% vesting and payout of benefits, each with contribution made on behalf of Employee for the year 1997.

3. Tax Indemnity. If any amounts or benefits payable by the Company to Employee pursuant to this Agreement are determined to be subject to any excise or similar tax pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the IRC ), or any successor or other comparable federal, state or local tax laws, the Company shall pay to Employee, at the time such excise or similar tax payments are payable by Employee, without extension of any returns, such additional sum as is necessary (after taking into account all federal, state and local income taxes payable by Employee as a result of the receipt of such additional sum) to place Employee in the same after-tax position he would have been in had no such excise or similar purpose tax been paid or incurred. Employee hereby agrees to explore with the Company a tax efficient solution to any potential excise or similar tax payment pursuant to this Section 3. In the event of a subsequent controversy (including audit, administrative appeal or litigation) with the Internal Revenue Service (the IRS ), or any state or local authority with respect to any excise or similar tax pursuant to Sections 280G and 4999 of the IRC, the Company shall reimburse Employee for any attorneys' and accounting fees incurred by Employee with respect to such controversy, and shall make an additional tax gross up payment as described above if additional excise or similar taxes pursuant to Section 280G and 4999 of the IRC are subsequently determined to be due and payable, which additional payment shall include reimbursement for any interest expense and penalties payable to any taxing authority which is attributable to any increased excise or similar taxes pursuant to Sections 280G and 4999 of the IRC and related attorney's or accountant's fees. If Employee is subject to an audit by the IRS or any state or local authority, Employee shall give prompt notice thereof to the Company. In such an event, the Company shall provide legal representation at audit, administrative appeal and in litigation on Employee's behalf with respect to any such action with an attorney reasonably acceptable to Employee; provided, however, Employee's counsel shall be kept advised of all proceedings and shall be permitted to participate therein and Employee shall be entitled to reimbursement as provided above. Notwithstanding the foregoing, no settlement shall be agreed to with respect to any such audit without the prior written consent of Employee.

     4.  Private Letter Ruling.

               (a)  Without affecting the Company's obligations under
     Section 3 hereof, the Company, or such other appropriate party, at the Company's sole expense, shall submit to the IRS a request for a private letter ruling (hereinafter the request for private letter ruling shall be referred to as the PLR Request and the private letter ruling issued or to be issued in response to the PLR Request shall be referred to as the PLR ) in a form reasonably acceptable to Employee substantially to the effect that the payments received under this Agreement will not constitute amounts that would be subject to any excise or similar tax pursuant to Sections 280G and 4999 of the IRC, or any successor or other comparable federal tax laws.

               (b) From and after the Termination Date, the Company at its expense shall obtain and keep in effect (until drawn upon or terminated as set out below) an irrevocable stand-by letter of credit (the Letter of Credit ) in a form and amount acceptable to Employee (including a provision that permits Employee to immediately draw down on the Letter of Credit if any notice of non-renewal is sent out by the issuer) which will ensure that amounts will be available to make any payments to Employee contemplated by Section 3 hereof including interest and penalties and any other gross up payments contemplated by this Agreement. Said Letter of Credit shall remain in force and effect for the period determined as follows:

                         (i) Upon the receipt of a favorable PLR from the IRS, with conclusions reasonably acceptable to Employee, the Letter of Credit shall be terminated.

                         (ii) Upon the receipt from the IRS of a PLR which
               in the Employee's reasonable opinion is adverse or if, prior to the issuance by the IRS of a PLR, the Company withdraws the PLR Request, Employee shall either timely file his individual federal, state and local income tax returns for the appropriate year (the Employee Returns ) reflecting the excise tax of Sections 280G and 4999 of the IRC (or comparable state or local statutes or ordinances, as appropriate) as payable, or, if Employee Returns have been filed reflecting no such excise tax payable, said Employee Returns shall be amended to reflect the amount as payable, and Employee shall pay the appropriate excise taxes, interest and penalties, and Employee immediately shall draw down on the Letter of Credit in an amount sufficient to pay the amount Employee is entitled to receive pursuant to
               Section 3 hereof.

                         (iii) If the IRS informs the Company that it will not issue a PLR with respect to all of the matters presented in the PLR Request, Employee agrees that he will file, or shall have filed, his Employee Returns reflecting the amounts in issue as not being subject to the excise or similar tax pursuant to Sections 280G and 4999 of the IRC (or comparable state or local statutes or ordinances, as appropriate) and the said Letter of Credit shall remain in effect. If, at the expiration of time (including extensions) during which said excise tax can be assessed by the IRS against Employee, the IRS has not begun, or sent to Employee a notice that it intends to begin, an audit of Employee's individual federal income tax return for the year during which said excise tax would be payable, the Letter of Credit shall be terminated. If, however, prior to the expiration of time (including extensions) during which said excise tax can be assessed by the IRS against Employee, an audit by the IRS has begun, or Employee has received a notice from the IRS that it intends to begin an audit, for the applicable year, the Letter of Credit shall remain in effect (a) until the closing of the audit by the IRS with no adjustment with respect to the excise tax in issue at which time the Letter of Credit shall be terminated by the Company or (b) after the closing of the audit by the IRS at any administrative level with an adjustment with respect to the applicable excise which is (i) agreed to by the Company and Employee or (ii) unagreed to by Company and Employee and the IRS issues a statutory notice of deficiency pursuant to
               Section 6212 of the IRC. Upon the occurrence of clause (i) or (ii) above, Employee shall pay the amount of the adjustment and shall draw down on the Letter of Credit in an amount sufficient to pay the amount Employee is entitled to receive pursuant to Section 3 hereof.

                         (iv) If Employee pays the excise tax in issue
               pursuant to Section 4(b)(ii) or 4(b)(iii)(b), and if the Company requests in writing, Employee, at Company's expense, promptly shall file a claim for refund for the full amount of the applicable excise taxes and the Company may pursue said claim for refund at the Company's sole expense on Employee's behalf. Employee agrees to cooperate with the Company in any such effort. If a refund is received by Employee, Employee shall promptly forward said refund to Company.

     5.  Employee's Outplacement Expenses.   The Company shall reimburse
Employee for any out-of-pocket costs and expenses actually incurred by Employee for outplacement services in an aggregate amount not to exceed Twenty Five Thousand Dollars ($25,000.00). For purposes of this Section 5, outplacement services shall be broadly defined and liberally construed.

     6.  Employee's Attorney's Fees.   The Company shall reimburse Employee
for any reasonable attorney's fees and expenses actually incurred by Employee in connection with the implementation of this Agreement and the terms and conditions hereof; provided, however, that the amount to be reimbursed by the Company under this Section 6 shall in no event exceed Fifteen Thousand Dollars ($15,000.00).

     7.  The Company's Release and Indemnification.

               (a) The Company, on its own behalf and on behalf of its subsidiaries, hereby releases, acquits, and forever discharges Employee from any and all claims, demands, actions, causes of action and liabilities, whether known or unknown, absolute or contingent, presently existing or hereafter discovered, that the Company may now have or that might subsequently accrue to the Company against Employee arising out of or related to Employee's service as an employee, officer or director of the Company. Except for the Avoidance Claims as referenced in Section 7.2(ii) of the Plan of Reorganization, which are not released hereunder, to the extent this release and the release set out in section 7.2 of the Plan of Reorganization are not consistent, the language which grants the broadest release to Employee shall control.

               (b) The Company shall provide Employee with coverage under a directors and officers liability insurance policy, with tail coverage, with respect to actions of Employee as an officer or director of the Company occurring prior to the Termination Date, in an amount equal to or greater than that regularly carried on behalf of other officers and directors of the Company and reasonably acceptable to Employee.

               (c) The Company shall indemnify, defend and hold harmless Employee against all losses, expenses, damages, and liabilities incurred in connection with any claims by anyone against Employee with respect to his duties or actions as an employee, officer or director of the Company prior to the Termination Date.

     8.  Employee's Release.   Employee hereby releases, acquits, and
forever discharges the Company and the past, present and future directors, shareholders, officers, employees, agents, attorneys, representatives and affiliates of the Company, from any and all claims, demands, actions, causes of action and liabilities, whether known or unknown, absolute or contingent, presently existing or hereafter discovered, other than claims or other actions or proceedings under or related to this Agreement, that Employee may now have or that might subsequently accrue to Employee against such parties arising out of or related to Employee's service as an employee, officer or director of the Company.

     9.  Severability.   If any provision of this Agreement or the
application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     10. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     11.  Counterparts.   This Agreement may be executed in one or more
identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     12. Entire Agreement. This instrument constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter, except as otherwise expressly provided herein.

     13.  Amendment.   This Agreement may be amended only by a writing
which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and by a duly authorized officer of the Company.

     14. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, without reference to the conflict of laws rules of such State. The parties (a) agree that any action, suit or other proceeding initiated by either party pursuant to or in connection with this Agreement shall be brought in a State or Federal court situated in the City or County of St. Louis, Missouri, and (b) irrevocably submit to the jurisdiction of any such court in any such action, suit or proceeding.

     15. Binding Effect and Assignment. The rights and obligations under this Agreement shall inure to and be binding on the Company and its respective successors and assigns and the rights and obligations under this Agreement shall inure to and be binding upon Employee and his legal representatives, legatees and heirs. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

     16. Further Assurances. The parties hereto agree to execute and deliver such further instruments and documents as may be reasonably necessary in order to fully effectuate the purpose and intent of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



Alan D. Miller, Employee


                                   EDISON BROTHERS STORES, INC.,
                                   on its own behalf and on
behalf of its subsidiaries


                                   By:
Title:


                                   By:
                                   Title: